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                                                                     Exhibit 8.1


                             Thacher Proffitt & Wood
                             Two World Trade Center
                               New York, NY 10048

                                                                    May __, 1999


Friedman, Billings, Ramsey & Co., Inc.
First Albany Corporation
Ladenburg Thalmann & Co. Inc.
c/o Friedman, Billings, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209



                           Re: HAVEN CAPITAL TRUST II

Ladies and Gentlemen:

               We have acted as special tax counsel to Haven Bancorp, Inc., a Delaware corporation (the "Corporation"), and Haven Capital Trust II, a business trust formed under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the Underwriting Agreement, dated May __, 1999 (the "Underwriting Agreement"), among you, as Underwriters, the Corporation and the Trust, relating to the offering of up to an aggregate of 1,610,000 of the Trust's ____% Capital Securities, liquidation amount of $25.00 per capital security (the "Capital Securities"). In connection with the issuance of the Capital Securities, the Trust is also issuing ____ of its ____% Common Securities, liquidation amount of $25.00 per common security (the "Common Securities" and, together with the Capital Securities, the "Trust Securities").

               The Trust Securities are to be issued pursuant to the Amended and Restated Declaration of Trust dated May __, 1999 (the "Declaration") among the Corporation, as Sponsor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and Catherine Califano, Robert B. Lunt and Mark A. Ricca (collectively, as the "Administrative Trustees"). The sole assets of the Trust will be the __% Junior Subordinated Deferrable Interest Debentures due 2029 (the "Junior Subordinated Debentures") of the Corporation issued pursuant to an indenture, dated as of May __, 1999 (the "Indenture"), between the Corporation and The Chase Manhattan Bank, as trustee. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Underwriting Agreement.

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Friedman, Billings, Ramsey & Co., Inc.
First Albany Corporation
Ladenburg Thalmann & Co. Inc.
May __, 1999                                                             Page 2.


               In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus dated May __, 1999; (ii) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on March 26, 1999;
(iii) the Declaration (including the designations of the terms of the Trust Securities annexed thereto); (iv) the form of certificates evidencing the Capital Securities and the Common Securities, in each case annexed to the Declaration; (v) the Underwriting Agreement; (vi) the Indenture and the form of certificate evidencing the Junior Subordinated Debentures annexed thereto;
(vii) the Debenture Subscription Agreement, dated May __, 1999 between the Corporation and the Trust (the "Debenture Subscription Agreement"); (viii) the Common Securities Subscription Agreement dated May __, 1999 between the Corporation and the Trust (the "Common Securities Subscription Agreement");
(ix) the Capital Securities Guarantee Agreement dated as of May __, 1999 between the Corporation as guarantor and The Chase Manhattan Bank for the benefit of the Holders of the Capital Securities; and (x) the Common Securities Guarantee Agreement dated as of May __, 1999 by the Corporation as guarantor for the benefit of the Holders of the Common Securities. Furthermore, we have relied upon the May __, 1999 letter from the Corporation to us containing certain representations and upon certain statements and representations made by officers of the Corporation and others. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

               In rendering the opinions expressed below, we have participated in the preparation of the Prospectus. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of the Corporation and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Capital Securities, the Common Securities, and the Junior Subordinated Debentures will be consummated in the manner contemplated by the Prospectus.

               In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

               Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, as of the date hereof:


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Friedman, Billings, Ramsey & Co., Inc.
First Albany Corporation
Ladenburg Thalmann & Co. Inc.
May __, 1999                                                             Page 3.


               (i) The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Corporation.

               (ii) The Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation.

               (iii) Although the discussion set forth in the Prospectus under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities by a holder who purchases Capital Securities upon original issuance.

               For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinions are limited solely to the specific questions and conclusions set forth herein and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Junior Subordinated Debentures, the Capital Securities, the Common Securities or of any transaction related to or contemplated by such issuance. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

               We consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the references to our firm under the headings "Certain Federal Income Tax Consequences" and "Validity of Securities" in the Prospectus which form part of the Registration Statement.


                                          Very truly yours,

                                          THACHER PROFFITT & WOOD